Exhibit 2.2                                 PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

BETWEEN

WORLD FINANCIAL NETWORK NATIONAL BANK

AND

STAGE STORES, INC. AND SPECIALTY RETAILERS (TX) LP

DATED AS OF MAY 21, 2003

TABLE OF CONTENTS

SECTION 1 DEFINITIONS

1.1 Certain Definitions

1.2 Other Definitions

SECTION 2 THE PLAN

2.1 Establishment and Operation of the Plan

2.2 Applications for Credit Under the Plan; Billing Statements

2.3 Operating Procedures

2.4 Plan Documents

2.5 Marketing

2.6 Administration of Accounts

2.7 Credit Decision

2.8 Ownership of Accounts and Mailing Lists

2.9 Billing Statement Inserts; Strategic Protection Products and

Enhancement Marketing Services

2.10 Ownership of Stage Name

2.11 Cardholder Loyalty Program

SECTION 3 OPERATION OF THE PLAN

3.1 Honoring Credit Cards

3.2 Additional Operating Procedures

3.3 Cardholder Disputes Regarding Goods or Services

3.4 No Special Agreements

3.5 Cardholder Disputes Regarding Violations of Law or Regulation

3.6 Payment to Stage; Ownership of Accounts; Fees; Accounting

3.7 Intentionally Omitted

3.8 Payments

3.9 Chargebacks

3.10 Assignment of Title in Charged Back Purchases

3.11 Promotion of Program and Card Plan; Non-Competition

3.12 Postage

3.13 Reports

3.14 Operating Committee

SECTION 4 REPRESENTATIONS AND WARRANTIES OF STAGE

4.1 Organization, Power and Qualification

4.2 Authorization, Validity and Non-Contravention

4.3 Accuracy of Information

4.4 Validity of Charge Slips

4.5 Compliance with Law

4.6 Stage's Name, Trademarks and Service Marks

4.7 Intellectual Property Rights

4.8 Litigation

TABLE OF CONTENTS, Continued

SECTION 5 COVENANTS OF STAGE

5.1 Notices of Changes

5.2 Financial Statements

5.3 Inspection

5.4 Stage's Business

5.5 Stage's Stores

5.6 Insurance

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BANK

6.1 Organization, Power and Qualification

6.2 Authorization, Validity and Non-Contravention

6.3 Accuracy of Information

6.4 Compliance with Law

6.5 Intellectual Property Rights

6.6 Litigation

SECTION 7 COVENANTS OF BANK

7.1 Notices of Changes

7.2 Financial Statement

7.3 Inspection

7.4 Bank's Business

7.5 Insurance

7.6 Collection

7.7 Change in Control

7.8 Continuation of Operations

SECTION 8 INDEMNIFICATION

8.1 Indemnification Obligations

8.2 Limitation on Liability

8.3 No Warranties

8.4 Notification of Indemnification; Conduct of Defense

SECTION 9 TERM AND TERMINATION

9.1 Term

9.2 Termination by Bank; Bank Termination Events

9.3 Termination by Stage; Stage Termination Events

9.4 Termination of Particular State

9.5 Purchase of Accounts

9.5.1 Termination By Stage at End of Term

9.5.2 Termination By Bank at End of Term

9.5.3 Termination By Bank Due to Stage Breach

9.5.4 Termination By Stage Due to Bank Breach

9.5.5 Termination By Bank in Particular State

9.5.6 Definitions and Calculations

TABLE OF CONTENTS, Continued

SECTION 10 MISCELLANEOUS

10.1 Entire Agreement

10.2 Coordination of Public Statements

10.3 Amendment

10.4 Successors and Assigns

10.5 Waiver

10.6 Severability

10.7 Notices

10.8 Captions and Cross-References

10.9 Governing Law

10.10 Counterparts

10.11 Force Majeure

10.12 Relationship of Parties

10.13 Survival

10.14 Mutual Drafting

10.15 Independent Contractor

10.16 No Third Party Beneficiaries

10.17 Confidentiality

10.18 Taxes

10.19 Business Continuity Plan

10.20 Dispute Resolution

Schedules

1.1 Discount Rate

2.1(a) Implementation Timeline

2.1(b) Service Standards

2.5(a) Marketing Promotions

2.5(b) Amounts Qualifying for Reimbursement from Marketing Fund

2.8 Weekly Master File Information

3.13 Bank Reports

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

THIS PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT is made as of this 21st day of May, 2003 (the "Effective Date"), by and between STAGE STORES, INC., a Nevada corporation ("Stores"), with its principal office at 10201 Main Street, Houston, Texas 77025, SPECIALTY RETAILERS (TX) LP, a Texas limited partnership ("Specialty"), with its principal office at 10201 Main Street, Houston, Texas 77025, (with Stores hereinafter collectively referred to as "Stage"), and WORLD FINANCIAL NETWORK NATIONAL BANK, with its principal office at 800 Tech Center Drive, Gahanna, Ohio 43230 ("Bank").

WITNESSETH:

WHEREAS, Stage has requested Bank to extend credit to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and Services from Stage and Stage's Stores and to issue Credit Cards to such individuals; and

WHEREAS, subject to the terms of the Purchase Agreement (defined in Section 1.1 below), Bank shall purchase those certain private label credit card accounts under the names of Stage, Bealls and Palais Royal and the receivables related thereto owned by Stage and their affiliates (the "Existing Accounts"); and

WHEREAS, Bank shall own all Existing Accounts and future accounts, and Cardholder payments will be sent to such location as Bank shall from time to time direct; and

WHEREAS, Bank has agreed to extend credit under Existing Accounts and to Customers, subject to the terms and conditions as more fully set forth herein.

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Stage and Bank agree as follows.

SECTION 1. DEFINITIONS

1.1 Certain Definitions. As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

"Account" shall mean an individual open-end revolving line of credit established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, including without limitation, upon acquisition by Bank, each of the Existing Accounts.

"Address Verification Service" shall mean an adjunct process to the credit authorization process whereby a Cardholder's reported billing address is verified against the Bank's address on file for that Cardholder.

"Affiliate" shall mean with respect to Bank, Alliance Data or Stage any entity that is owned by, owns, or is under common control with such party.

"Agreement" shall mean this Private Label Credit Card Program Agreement and any future amendments or supplements thereto.

"Alliance Data" shall mean Alliance Data Systems Corporation, a Delaware corporation and the parent company of Bank, and its successors and assigns.

"Applicable Law" shall mean any applicable federal, state or local law, rule, or regulation.

"Applicant" shall mean an individual who is a Customer of Stage and Stage's Stores, who applies for an Account under the Plan.

"Automated Telephone Application" shall mean an application procedure designed to open Accounts at the point of sale or order entry, in which an application for credit is processed not by means of a paper application being completed by an Applicant, but rather by keying the Applicant's information into the telephone.

"Bank" shall have the meaning given in the introductory paragraph of this Agreement.

"Bank Termination Event" shall have the meaning set forth in Section 9.2.

"Batch Prescreen Application" shall mean a process where Bank's offer of credit is made to certain Customers prequalified by Bank, in a batch mode typically within a catalog environment.

"Billing Statement" shall have the meaning set forth in Section 2.2(d).

"Business Day" shall mean any day, except Saturday, Sunday, or a day on which banks in Ohio are required to be closed.

"Cardholder" shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account.

"Cardholder Copy" shall have the meaning set forth in Section 3.2(a).

"Change in Control" "shall have the meaning set forth in Section 7.7.

"Charge Slip" shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder's Account.

"Conversion Date" shall mean the date on which the Existing Accounts are converted from Stage's system to Bank's system.

"Credit Card" shall mean the plastic credit card issued by Bank to Cardholders for purchasing Goods and Services pursuant to the Plan.

"Credit Card Agreement" shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder's use of the Credit Card, together with any modifications or amendments which may be made to such agreement.

"Credit Sales Day" shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Stage and Stage's Stores.

"Credit Slip" shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by Stage or Stage's Stores for goodwill or for Services rendered or not rendered by Stage or Stage's Stores to a Cardholder.

"Customer" shall mean any individual consumer who is a customer or potential customer of Stage or Stage's Stores.

"Database" shall have the meaning set forth in Section 2.8(b).

"Discount Fee" shall mean an amount to be charged or credited by Bank to Stage equal to Net Sales multiplied by the Discount Rate.

"Discount Rate" shall have the meaning set forth in Schedule 1.1.

"Effective Date" shall mean May 21, 2003.

"Electronic Bill Presentment and Payment" shall mean a procedure where Cardholders can elect to receive their Account Billing Statements (as defined in Section 2.2(d)) electronically and that also allows them an opportunity to remit their Account payment to Bank electronically.

"Enhancement Marketing Services" shall have the meaning set forth in Section 2.9(a).

"Exchange Act" shall have the meaning set forth in Section 7.7.

"Existing Accounts" shall have the meaning set forth in the second recital paragraph.

"Forms" shall have the meaning set forth in Section 2.4.

"Goods and/or Services" shall mean those goods and/or services sold at retail by Stage and/or Stage's Stores through stores, catalog, or Internet to the general public for individual, personal, family or household use.

"Initial Term" shall have the meaning set forth in Section 9.1.

"Insert" shall have the meaning set forth in Section 2.9(a).

"Instant Credit Application" shall mean an in store application procedure designed to open Accounts at point of sale whereby an application for credit is communicated to Bank according to Bank's Operating Procedures.

"Initial Reissuance" shall mean Bank's initial reissuance of Credit Cards after the purchase of the Existing Accounts, which reissuance shall be at Bank's expense up to a maximum amount of $1,250,000 (any excess amount shall be paid from the Marketing Fund or by Stage and in the event reissuance expenses are less than $1,250,000, the difference will be contributed to the Marketing Fund by Bank) and shall include all Existing Accounts (including separate bronze, silver and gold credit cards under Stage's loyalty program) purchased by Bank that are then active or have made a Purchase within the twenty-four (24) month period prior to the Conversion Date, are in good standing, and the Account has utility.

"Interim Period" shall have the meaning set forth in Section 2.1(b).

"Interim Processing Agreement" shall mean the Interim Processing Agreement dated May 21, 2003, by and between Specialty and Bank related to the continued processing of the Accounts on Specialty's systems until the date of conversion by Bank to Bank's systems, subject to the terms and conditions described therein.

"Losses" shall have the meaning set forth in Section 8.1(c).

"Marketing Fund" shall have the meaning set forth in Section 2.5(b).

"Marketing Insert" shall have the meaning set forth in Section 2.9(a).

"Marketing Requirements" shall have the meaning set forth in Section 2.9(d).

"Material Change" shall have the meaning set forth in Section 2.7.

"Merchant Copy" shall have the meaning set forth in Section 3.2(b).

"Name Rights" shall have the meaning set forth in Section 2.10.

"Net Proceeds" shall mean Purchases less: (i) credits to Accounts for the return or exchange of Goods or a credit on an Account as an adjustment by Stage and Stage's Stores for goodwill or for Services rendered or not rendered by Stage or Stage's Stores to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; (ii) payments from Cardholders received by Stage and Stage's Stores from Cardholders on Bank's behalf; (iii) any applicable Discount Fees in effect on the date of calculation due to Bank; and (iv) any other fees or charges imposed by Bank pursuant to this Agreement; plus any Discount Fees owed by Bank to Stage.

"Net Profit" shall have the meaning set forth in Section 2.9(g).

"Net Sales" shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

"OCC" shall have the meaning set forth in Section 2.4.

"Operating Committee" shall mean that certain committee comprised of three (3) representatives from Stage and three (3) representatives of Bank formed for the purpose of facilitating the Plan and this Agreement.

"Operating Procedures" shall mean Bank's written instructions and procedures including store and corporate as agreed to between Stage and Bank to be followed by Stage and Stage's Stores in connection with the Plan, as may be amended from time to time pursuant to Section 2.3 of this Agreement.

"Per Unit Increase" shall have the meaning set forth in Section 3.12.

"Per Unit Benchmark Cost" shall have the meaning set forth in Section 3.12(a).

"Per Unit Current Cost" shall have the meaning set forth in Section 3.12(b).

"Plan" shall mean the private label credit card program established and administered by Bank, as of the Plan Commencement Date, for Customers of Stage and Stage's Stores by virtue of this Agreement.

"Plan Commencement Date" shall mean the date on which Bank purchases the Existing Accounts and which shall be the same date as the Closing Date (as defined in the Purchase Agreement).

"Plan Year" shall mean each consecutive twelve (12) month period commencing on the Plan Commencement Date or the first day of the first full calendar month following the Plan Commencement Date if the Plan Commencement Date is not the first day of a calendar month and each anniversary thereof.

"Prescreen Acceptance" shall mean a point of sale procedure designed to recognize and activate Bank's pre-approved offers for Accounts for Customers.

"Prior Month" shall have the meaning given in the Section 3.12(b).

"Promotional Programs" shall mean any special Cardholder payment terms approved by Bank for certain Purchases, including without limitation deferred finance charges and deferred payments and subject to any terms and conditions set forth in writing by Bank. The initial Promotional Programs approved by Bank, if any, are set forth in Schedule 1.1.

"Purchase" shall mean a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.

"Purchase Agreement" shall mean that certain Credit Card Portfolio Purchase and Sale Agreement dated May 21, 2003, by and among Stores, Specialty, Granite National Bank and Stage Receivable Funding LP, as the Sellers, and ADS Alliance Data Systems, Inc., a Delaware corporation, and Bank, as the Buyers.

"Quick Credit" shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant. An Applicant's credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal that captures the Applicant's name and credit card account number. Other data shall be entered into that same terminal by the Stage's Store associate as specified in the Operating Procedures. This data will be used by Bank to request a credit bureau report and make a decision whether to approve or decline the Applicant.

"Regular Revolving Purchases" shall mean Purchases which are not subject to any Promotional Programs.

"Remote Entry Credit Application" shall mean an in-store application procedure designed to open Accounts utilizing a full application.

"Renewal Term" shall have the meaning set forth in Section 9.1.

"Specialty" shall have the meaning given in the introductory paragraph of this Agreement.

"Stage" shall have the meaning given in the introductory paragraph of this Agreement.

"Stage Deposit Account" shall mean a deposit account maintained by Stage as set forth in Section 3.6 (a).

"Stage Termination Event" shall have the meaning set forth in Section 9.3.

"Stage's Stores" shall mean those certain retail locations selling Goods and/or Services, which are owned and operated by Stage or its Affiliates, licensees or franchisees, if any.

"Statemented Account" shall mean each Account for which a Billing Statement is generated (whether or not actually sent to the Cardholder) within a particular billing cycle.

"Stores" shall have the meaning given in the introductory paragraph of this Agreement.

"Strategic Protection Products" shall have the meaning set forth in Section 2.9(a).

"Term" shall mean the Initial Term and any Renewal Terms.

"Transaction Documents" shall have the meaning defined in the Purchase Agreement.

"Transaction Record" shall mean, with respect to each Purchase of Goods or Services by a Cardholder from Stage and/or Stage's Stores, each credit or return applicable to a Purchase of Goods or Services, and each payment received by Stage and Stage's Stores from a Cardholder on Bank's behalf: (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, the Stage's Store number at which the Purchase, credit or return was made, the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Stage or Stage's Store prior to completing the transaction; or (c) electronic record whereby Stage or Stage's Store electronically transmits the information described in subsection (b) hereof to a network provider (selected by Stage at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

"Trigger Date" shall have the meaning set forth in Section 7.7.

1.2 Other Definitions. As used herein, terms defined in the introductory paragraph of this Agreement and in other sections of this Agreement shall have such respective defined meanings. Defined terms stated in the singular shall include reference to the plural and vice versa.

SECTION 2. THE PLAN

2.1 Establishment and Operation of the Plan.

(a) The Plan is established for the primary purpose of providing Customer financing for Goods and Services purchased from Stage and Stage's Stores. Stage and Bank will use their reasonable best efforts to meet the implementation milestones set forth in the timeline attached as Schedule 2.1(a). Stage and Bank shall within thirty (30) days after the Effective Date agree in writing upon a timeline for the Plan commencement and conversion of Existing Accounts. Such timeline shall include required tasks and deadlines including a requirement that Stage successfully deliver to Bank for the purpose of integration testing and certification by Bank, Stage's programming to support Quick Credit, authorizations and settlement with Bank, which certification process must begin no later than 45 days prior to the Conversion Date and must be completed no later than 15 days prior to the Conversion Date. Subject to Section 3.6(d) and Applicable Law, Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement.

(b) Commencing from the Plan Commencement Date and expiring ninety (90) days after the Conversion Date (the "Interim Period"), Bank shall operate the Plan in accordance with the Historical Stage Service Performance Criteria set forth in Schedule 2.1(b) to this Agreement. The parties shall within thirty (30) days after the Effective Date review, validate and revise, if necessary, the Historical Stage Service Performance Criteria set forth in Schedule 2.1(b). After the Interim Period, Bank shall service the Accounts in a manner consistent with the Service Standards set forth in Schedule 2.1(b) to this Agreement.

(c) Effective after the expiration of the Interim Period, Bank and Stage shall receive service points based on Bank satisfying, or failing to satisfy, the Service Standards Performance Criteria during any calendar month, which Service Standards Performance Criteria are set forth in Schedule 2.1(b) to this Agreement. During each calendar month, Bank shall receive a service point for a Service Standard if Bank exceeds the Service Standard Performance Criteria, and Stage shall receive a service point for a Service Standard if Bank fails to meet the Service Standard Performance Criteria; provided, that Bank shall not have the right to receive any service points during August and December. In the event that Bank is acquired by or merges with a non-Affiliate, the service points to be received by Stage shall be doubled for a period of three (3) months following the consummation of the acquisition or merger.

(d) For each calendar month, Bank shall track its performance against the Service Standards Performance Criteria and the service points received by Stage or Bank, and Bank shall provide Stage with a report showing Bank's performance against the Service Standards Performance Criteria and the service points received by Stage or Bank for the applicable calendar month within fifteen (15) days after the end of each calendar month, together with any and all information necessary or reasonably requested by Stage to support Bank's performance against the Service Standards Performance Criteria and calculation of the service points. Stage shall have the right to review with Bank all records and information as deemed reasonably necessary related to the tracking of Bank's performance against the Service Standards Performance Criteria and the calculation of service points.

(e) In the event the service points received by Stage are greater than the service points received by Bank in a calendar month, Stage shall, within fifteen (15) days of receiving the report from Bank under Section 2.1(d), notify Bank of its election to either: (i) declare Bank in breach of the Service Standards Performance Criteria for the applicable calendar month and apply the breach towards satisfying the termination conditions described in Section 9.3(d); or (ii) require Bank to increase the Marketing Fund for the Plan Year of the applicable calendar month by an amount equal to $10,000.00 multiplied by the number of service points received by Stage in excess of the service points received by Bank for the applicable calendar month, which funds shall be immediately available to Stage in accordance with Section 2.5(b). In the event the service points received by Stage are less than the service points received by Bank in a calendar month, Bank may carry over such excess service points to the calendar month immediately following the applicable calendar month; provided, that Bank shall not have the right to accumulate, consolidate or otherwise aggregate any such excess service points during consecutive months for carry over purposes.

2.2 Applications for Credit Under the Plan; Billing Statements.

(a) Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank's credit criteria. If the Applicant submits the application at a Stage's Store, Stage or Stage's Stores shall provide a copy of the Credit Card Agreement to the Applicant. The application shall be submitted to Bank by the Applicant or submitted by Stage or Stage's Stores on behalf of the Applicant, as required in the Operating Procedures. Applicants qualifying under the underwriting criteria shall be granted an Account by Bank. If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant which accesses an individual line of credit in an amount determined by Bank.

(b) Bank shall make available to Stage, and Stage shall utilize (i) either Quick Credit or Remote Entry Credit Application procedures primarily, (ii) Automated Telephone Application procedures as secondary, and (iii) Instant Credit application procedures as tertiary.

(c) Stage agrees that it and Stage's Stores will keep confidential the information on such applications and shall not disclose the information to anyone other than authorized representatives of Bank.

(d) All Cardholders will receive from Bank a periodic statement (the "Billing Statement") listing the amounts of Purchases made and credits received and other information, as required by Applicable Law or deemed desirable by Bank.

(e) Bank shall make available to Stage Internet application procedures and Charge Slip processing. In the event Stage chooses to utilize this functionality, Stage shall be responsible for integrating and maintaining on its website, at its sole expense, a link to the Bank's Internet application processing website. Stage represents and warrants to integrate and maintain the link, to ensure access to the Internet application processing website, to reduce technical errors, and to ensure its software providing the link will function and will continue to function in a sound technical manner. Stage shall appropriately monitor the link to ensure it is functioning properly. In the event Bank changes or otherwise modifies the website address for Internet application processing, Stage will either update or modify the link as directed by Bank. In providing the link, Stage shall make it clear and conspicuous that the Customer is leaving Stage's website and is being directed to Bank's website for the exclusive purpose of accessing Bank's Internet application processing website. Stage agrees that, in connection with the link, it will only use Bank's name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, which link shall not unreasonably interfere with the display or presentation of Stage's website, or as approved in advance and in writing by Bank. Without limiting the generality of the scope of required approvals, but by way of example, Stage shall seek Bank's approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the link. If Stage does not use an Address Verification Service for Internet Applicants and Purchases, then Bank may impose a different Discount Rate for Internet Net Sales or other fees for Internet applications, provided that Bank shall notify Stage in advance from time to time of the amount of such Discount Rate or other fee, in writing, and Stage may elect not to utilize Internet application and/or Charge Slip processing. Stage will promote (through methods to be determined by Stage) to its Customers the Bank's Electronic Bill Presentment and Payment.

2.3 Operating Procedures. Stage and Stage's Stores shall observe and comply with the Operating Procedures and such other reasonable procedures as Bank may prescribe on not less than sixty (60) days' prior written notice to Stage or otherwise required by Applicable Law; provided, that in the event the terms of this Agreement and the Operating Procedures shall conflict, the terms of this Agreement shall govern and control any such conflict. Stage shall ensure that Stage's Stores employees are trained regarding the Operating Procedures and shall ensure their compliance with them. The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, that unless such changes are required by Applicable Law, a copy of any such amendment or modification shall be provided to Stage in writing at least sixty (60) days before its effective date, and for those changes required by Applicable Law, notice shall be given as soon as practicable.

2.4 Plan Documents. Bank shall design, with Stage's review, the Credit Card Agreement, Account application, Credit Card, Credit Card mailer and Billing Statement to be used under the Plan, subject to and in compliance with the requirements of Applicable Law. The degree to which Stage's tradenames, trademarks, servicemarks or logos appear on Account applications, Credit Card mailers, Credit Cards, Billing Statements, letters, and other documents and forms (collectively, "Forms") is a matter to be determined in accordance with this Agreement and Applicable Law. Bank shall provide at Bank's expense appropriate quantities of the Credit Card Agreements, Account applications, Credit Cards, Credit Card mailers, Billing Statements and Cardholder letters. Stage shall pay the costs of all Credit Cards, including embossing and encoding, Credit Card carriers, envelopes, Credit Card Agreements and postage related to any reissuances requested by Stage for any reissuance of Credit Cards to Cardholders (other than (i) replacements made by Bank from time to time at a Cardholder's request on an individual basis, and (ii) the Initial Reissuance). The cost for Credit Card issuance to individual Cardholders who qualify for upgraded Credit Cards (i.e., bronze, silver, gold or otherwise) as a result of Stage's loyalty program may be funded through the Marketing Fund. In the event any Forms become obsolete as a result of changes requested by Stage, Stage shall reimburse Bank for the costs associated with any unused obsolete Forms. In the event any Forms become obsolete as a result of changes in Applicable Law or made by Bank, Bank shall be obligated for the costs associated with any unused obsolete Forms. Three (3) separate designs shall be used for each form (Stage, Bealls and Palais Royal) and up to 20 marketing graphics shall be supported by Bank without additional cost. Bank shall use its commercially reasonable best efforts to complete the Initial Reissuance by November 15, 2003; provided, that Bank shall not be in breach of its obligations hereunder in the event the Initial Reissuance is not completed by such date. The Initial Reissuance shall in any event be completed by Bank within sixty (60) days of the Conversion Date; provided, that Stage shall have provided to Bank the complete file (including without limitation the names, addresses, card type and account number of Existing Accounts meeting Bank's reissue criteria) for Accounts to be included in the Initial Reissuance not less than thirty (30) days prior to the Conversion Date, and provided further, that if the transactions contemplated by the Purchase Agreement shall not have been consummated on or before September 15, 2003, the Conversion Date shall not be earlier than January 1, 2004, but shall not be later than January 31, 2004, unless another date is mutually agreed to between the parties. In that event, the Initial Reissuance shall be coordinated between Stage and Bank.

2.5 Marketing.

(a) Stage agrees to advertise and actively promote the Plan wherever Customers can purchase Goods and Services, including, without limitation, across the range of marketing promotions set forth in Schedule 2.5(a) to this Agreement. Once Stage and Bank agree upon standards for the use of Bank's name or any trademark, service mark or trade name of Bank or Stage's Name Rights (as defined in Section 2.10), neither party will deviate from such standards without the express prior written approval of the other party or as provided for in Section 2.10.

(b) Bank shall provide up to $2,500,000 to reimburse Stage for any marketing and promotion expenses incurred by Stage in connection with promoting or otherwise encouraging the use of the Credit Card in the first Plan Year, which amount may be increased from the Initial Reissuance or under Section 2.1(e). In each Plan Year during the Term thereafter, Bank shall provide an amount equal to six-tenths of one percent (0.60%) multiplied by the Net Sales for the prior Plan Year, which amount may be increased under Section 2.1(e). All of such funds shall be referred to herein as the "Marketing Fund", and any and all marketing and promotion expenses incurred by Stage in connection with promoting or otherwise encouraging the use of the Credit Card including, but not limited to, the "Eligible Expenses" described in Schedule 2.5(b) to this Agreement shall be eligible for reimbursement under the Marketing Fund. Stage agrees that all reimbursable expenses shall be for actual expenses incurred by Stage and shall be at market rates for the applicable expense. If the Marketing Funds are not used in a Plan Year, then such funds will not roll over to the next Plan Year and shall not have any cash value. Stage shall pay the expenses directly as incurred. On a monthly basis, Stage shall send Bank an invoice for the aggregate amount of reimbursable expenses, together with copies of supporting documentation reasonably satisfactory to Bank, and Bank shall reimburse Stage within thirty (30) days of receipt of the invoice until Bank's maximum contribution amount for the applicable Plan Year has been met.

(c) In the last Plan Year of the Initial or any Renewal Term, Bank's Marketing Fund contribution for such Plan Year shall be limited as follows: the Marketing Fund must be utilized in the first six (6) months of the last Plan Year, may not be used for promotion of new Accounts and Stage must also contribute toward marketing of the Plan (however Stage's contributions shall not be required to exclude promotion of new Accounts) an amount equal to the amount of Marketing Funds contributed by Bank during the same six (6) month period; provided, however, that in the event the parties agree at any time during the last Plan Year to renew the Term for more than one year, then, unless otherwise agreed by the parties in writing, at such time the restrictions set forth in this Section 2.5(c) shall be lifted, and the Marketing Funds shall be determined pursuant to Section 2.5(b).

(d) Bank will not initiate any marketing incentive programs directed at Stage's employees without Stage's prior written approval, which approval may be withheld, conditioned or delayed at Stage's sole discretion.

2.6 Administration of Accounts. Bank shall perform, in compliance with Applicable Law, all functions necessary to administer, service and collect the Accounts, including but not limited to: application processing, making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing Billing Statements; making collections; handling Cardholder inquiries; and processing payments. Bank's re-aging, bankruptcy and deceased Cardholder policies and procedures shall be maintained in compliance with Applicable Law.

2.7 Credit Decision. The decision to extend credit to any Applicant under the Plan shall be Bank's decision. Bank will work in good faith with Stage to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to Stage and Bank. Based on Bank's discussions with Stage and due diligence regarding the Existing Accounts, Bank states that it is Bank's reasonable belief and intent to generate approval rates similar to those experienced by Stage in its operation of its private label credit card program (assuming similar application and Existing Accounts populations) during the first eighteen (18) months of the Term. Any Material Change (as defined below) to underwriting criteria with respect to new Accounts and credit line assignments shall be discussed in the Operating Committee before implementation. However, Bank shall determine all credit underwriting policies and procedures, as subject to Applicable Law and safety and soundness considerations. With respect to the Existing Accounts, Bank shall transfer at the Conversion Date the then existing credit lines for such Existing Accounts, and thereafter Bank shall use its proprietary Account management system to make periodic adjustments to credit lines of Accounts. Bank shall consider mailed-in written applications received from Mexican residents subject to Bank's underwriting criteria and Applicable Law, however, Bank shall not make any offers or solicitations for credit into or within Mexico. Stage shall not be permitted to send any Credit Card solicitations or applications into Mexico. Stage may from time to time request Bank to consider offering certain types of special credit programs. Bank shall reasonably consider Stage's requests and negotiate with Stage in good faith. However, Bank shall, in its sole discretion, subject to Applicable Laws and safety and soundness considerations, determine whether or not to offer any of such programs. In the event Bank agrees to any special credit program, Stage and Bank shall mutually agree upon any special terms and fees associated with the program. For purposes of this Agreement, "Material Change" shall mean (i) with respect to new Accounts, Bank reasonably believes such change will result in a decrease of the approval rates of new Accounts by more than one percent (1.00%) during the six (6) months after implementing the change; and (ii) with respect to credit line assignments, Bank reasonably believes that such change will result in a decrease equal to or greater than ten percent (10%) of the existing credit line assignments.

2.8 Ownership of Accounts and Mailing Lists.

(a) The Customer's names and addresses and other Customer information obtained, collected, captured or otherwise acquired by Stage, except for information obtained by Stage from Bank and Bank's Affiliates or obtained by Stage on Bank's behalf in connection with the Plan including without limitation through the new Account application process or acceptance of Account payments, shall be the sole and exclusive property of Stage. During the Term of this Agreement, Stage, in its discretion, may provide Bank with the names and addresses of Customers reasonably requested by Bank, subject to Applicable Law, and Bank shall only use such information for purposes of solicitation of such Customers to become Cardholders of Bank and in connection with the administration of the Plan in accordance with the terms of this Agreement.

(b) Bank shall provide to Stage (i) weekly one (1) master file extract in FTP form containing the information set forth on Schedule 2.8 to this Agreement to the extent such information is available to Bank and (ii) subject to Applicable Law, any other information reasonably agreed to by Stage and Bank. Bank will maintain a Cardholder database ("Database") comprised of information necessary to support private label credit marketing programs and analysis related thereto, such as purchase tracking and credit program promotional response, segmentation, selection and list generation for cardholder statement messaging, incentives, insertions and credit-related direct mail, new Cardholder messaging via welcome kits, card reissue programs, and zero balance statements. Bank will provide to Stage various Database elements as mutually agreed and one general data refresh per week of added, changed, or deleted Database elements made available to Bank after the prior weekly refresh. Bank shall also provide Stage's Stores with the ability to look up, through Stage's Stores point of sale or other equipment, an Account number by Cardholder telephone number, as permitted by and in accordance with Bank's security policies and Applicable Law. Stage and Stage's Stores may use the Account and Cardholder information provided by Bank solely in connection with maintaining and administering the Accounts and for the purpose of marketing the Goods and/or Services to the Cardholders, as permitted by and in accordance with Applicable Law. Stage shall keep such Cardholder information confidential and shall not sell, lease, transfer or disclose such information to any third party without the disclosing party's prior written consent.

(c) The Accounts and all information related thereto, including without limitation the receivables, names, addresses, credit and transaction information of Cardholders, shall be the sole and exclusive property of Bank during and after the Term of this Agreement unless the Accounts are purchased by Stage pursuant to Section 9; provided, that during the Term of this Agreement Bank shall use such Cardholder information only in connection with the Plan and for internal purposes such as portfolio analyses, setting policies and procedures, collections, sale of charged off Accounts and benchmarking and in accordance with this Agreement and Applicable Law. Stage and Bank acknowledge that the Customer information owned by Stage under Section 2.8(a) and the Cardholder information owned by Bank under Section 2.9(c) may be the same or duplicative.

2.9 Billing Statement Inserts, Strategic Protection Products and Enhancement Marketing Services.  Commencing as of the Conversion Date and thereafter, Stage and Bank agree to the following:

(a) Stage and Bank agree to make available to Cardholders through the use of monthly Billing Statement package inserts (each, an "Insert"): (i) various types of insurance and/or debt cancellation programs including, but not limited to, credit life insurance, accidental death and disability insurance and debt cancellation programs (collectively, "Strategic Protection Products") exclusively offered by Bank and/or its vendors or Affiliates, and Stage shall not offer any Strategic Protection Products; (ii) various types of other products and services including, but not limited to, travel clubs, legal services, card registration programs and merchandise products ("Enhancement Marketing Services"); and (iii) Stage's marketing and promotional materials for Goods and Services (each, a "Marketing Insert"), which materials shall be subject to the Marketing Insert Requirements (as hereafter defined). Any materials used by Stage in a Marketing Insert shall be at Stage's cost and expense or may be reimbursed by Bank from the Marketing Fund if funds are available.

(b) As to the allocation of the Inserts, Stage and Bank agree that:

(i) no more than twelve (12) Inserts will be utilized to fill a monthly Billing Statement package, and all packages are assumed to be filled to weight;

(ii) for any Billing Statement package, Bank shall have the right to use : (1) the Billing Statement remittance envelope (bangtail); (2) up to two (2) other Inserts for Strategic Protection Products and Enhancement Marketing Services, subject to the bumping rights of Stage described in Section 2.9(b)(v); and (3) no more than two (2) inserts for legal notices and then only to the extent required to comply with Applicable Law;

(iii) Stage shall have the right to use all remaining Inserts for Marketing Inserts;

(iv) Bank's insert materials for the Strategic Protection Products and Enhancement Marketing Services shall be limited to a total weight of .085 ounces per Insert and 0.14 ounces for the envelope bangtail; and

(v) Stage shall have the right to bump one (1) of Bank's Inserts (excluding the bangtail) not more than two (2) times during each Plan Year, upon ninety (90) days prior notice to Bank, and in the event that Stage bumps a Bank Insert, Bank shall have the right to include an Insert in place of Stage in January or February, as applicable and subject to Bank's choice, in exchange for Bank's lost Insert.

(c) In the event that Stage or Bank does not intend to use any of its allocated Inserts for any monthly Billing Statement package, such party shall notify the other party at least ten (10) Business Days prior to the mailing of the monthly Billing Statement package, and the other party shall have the right to use the Insert space not being used. In the event that Stage uses more than nine (9) Inserts in any monthly Billing Statement package, such use shall not affect Stage's guaranteed minimum payment under Section 2.9(g).

(d) For purposes of this Section 2.9, the "Marketing Requirements" shall collectively be: (i) Bank receiving the Marketing Insert from Stage at least five (5) Business Days prior to the scheduled mailing date of the monthly Billing Statement package; (ii) Stage receiving prior approval of Bank at least ten (10) Business Days prior to the scheduled mailing date of the monthly Billing Statement package if the Marketing Insert references Bank or the Plan in any manner, which approval shall not be unreasonably withheld, conditioned or delayed; (iii) each Marketing Insert meeting all size, weight, or other specifications for Inserts as shall be reasonably set by Bank and provided to Stage from time to time; and (iv) Stage paying any and all additional postage costs for a monthly Billing Statement package caused by Bank's insertion of Marketing Inserts provided by Stage, if instructed by Stage to insert regardless of the additional postage costs.

(e) Prior to offering any Strategic Protection Products or Enhancement Marketing Services, Bank shall review the applicable Strategic Protection Products or Enhancement Marketing Service and related offering with Stage and shall obtain Stage's prior written consent to such product and offering, which consent shall not be unreasonably withheld, conditioned or delayed and shall not prevent Bank from making at least six (6) offers for Strategic Protection Products per Plan Year, and Stage will assist Bank in the offering of the applicable Strategic Protection Products or Enhancement Marketing Service so long as such support will not require Stage to incur any direct expense or cost with respect to the offering or sale of the applicable Strategic Protection Products or Enhancement Marketing Service. Any charges or premiums for the applicable Strategic Protection Products or Enhancement Marketing Service shall be charged to the applicable Cardholder's Account.

(f) In addition to Inserts, Bank may solicit and offer Strategic Protection Products and Enhancement Marketing Services through various direct marketing channels including, but not limited to, direct mail (except in VIP upgrade packages without Stage's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed), telemarketing, statement messaging, e-mail, IVR, welcome kits, call to confirm and Bank's customer service agents. As to telemarketing, Bank shall obtain Stage's prior approval of the timing, manner of calling and scripts of the campaign, which approval shall not be unreasonably withheld, conditioned or delayed, and Bank shall provide Stage with the campaign results.

(g) The Net Profit (as hereafter defined) from the Strategic Protection Products and Enhancement Marketing Services shall be divided equally between Stage and Bank; provided, that Bank agrees to pay Stage a guaranteed minimum payment of $400,000.00 related to the Strategic Protection Products and Enhancement Marketing Services per Plan Year, except for the first Plan Year which shall be prorated to exclude the time period between the Plan Commencement Date and Conversion Date. If at the end of an applicable Plan Year the then current number of Stage's Stores open has decreased when compared to the number of Stage's Stores open as of the Plan Commencement Date, then Bank shall have the right to reduce the guaranteed minimum payment by ten percent (10%) for each five percent (5%) reduction in the number of Stage's Stores. Payments of the Net Profit shall be made by Bank to Stage on a monthly basis and will be accompanied by a statement setting forth the revenues, expenses and profits in reasonable detail. In the event that the aggregate payments made by Bank to Stage under this Section 2.9(g) during any Plan Year do not equal or exceed such guaranteed minimum payment, Bank shall pay to Stage an amount equal to $400,000.00 minus the aggregate payments made by Bank to Stage during the applicable Plan Year within thirty (30) days after the end of the applicable Plan Year. For purposes of this Agreement, "Net Profit" shall mean all of the revenues generated or realized from the Strategic Protection Products and Enhancement Marketing Services minus the reasonable expenses and costs incurred by Bank or Stage related to the solicitation and offering of such products and services including, but not limited to, any commissions and incentives paid to third parties in connection with such products or services.

2.10 Ownership of Stage Name. Anything in this Agreement to the contrary notwithstanding, Stage shall retain all rights in and to the Stage names, and any name selected by Stage, in its sole reasonable discretion, for use on the Credit Card and all trademarks, service marks and other rights pertaining to such names (collectively, the "Name Rights") and all goodwill associated with the use of the Name Rights whether under this Agreement or otherwise shall inure to the benefit of the Stage. Stage shall have the right, in its sole and absolute discretion, to prohibit the use of any of its Name Rights in any Forms, advertisements or other materials proposed to be used by Bank which Stage in its reasonable business judgment deems objectionable or improper. Bank shall cease all use of the Name Rights upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case Bank may use the Name Rights solely in connection with the administration and collection of the balance due on the Accounts. Provided, however, that Stage grants Bank the right to use Stage's Name Rights in connection with Bank and its Affiliates' product marketing and promotional materials and literature in written and electronic form and their business client lists. Bank agrees and covenants not to: (i) claim any right, title or interest in or to the Name Rights or any right to use the Name Rights except as permitted by this Agreement; (ii) assert that any failure of Stage to set standards for, or police Bank's use of, the Name Rights results in an abandonment of Stage's rights, title or interest in or to the Name Rights; (iii) directly or indirectly, question, attack, contest or challenge the validity of the Name Rights, any other trademark, service mark, logo or other intellectual property of Stage, or Stage's right, title or interest therein; and (v) willingly become a party adverse to Stage in any litigation or proceedings in which a third party is questioning, attacking, contesting or challenging the validity of the Name Rights, any other trademark, service mark, logo or other intellectual property of Stage, or Stage's right, title or interest therein.

2.11 Cardholder Loyalty Program. At Stage's request, Bank will provide Stage with system functionality tied to the Accounts to support Stage's Cardholder loyalty program, at no additional charge, to the extent Stage's loyalty program is consistent with Bank's existing or future functionality offered to other Bank clients and is facilitated using monthly Billing Statements to active Accounts and does not include stand-alone mailings. Provided, however, that Bank will support stand-alone Cardholder mailings and zero-balance statements in conjunction with a Cardholder loyalty program at Stage's expense which may be paid from the Marketing Fund. Bank will, at Stage's request, upon the terms, conditions and fees mutually agreed upon in writing by the parties, provide back office servicing and administration support for Stage's Cardholder loyalty program. The Cardholder loyalty program will provide for loyalty point accumulation, tracking, lookup/reporting, and redemption where coupon is part of the Billing Statement, at no additional charge to Stage, consistent with Bank's existing or future functionality offered to other Bank clients. Stage will be the owner of the loyalty program and will be responsible for determining and funding the reward related to the loyalty program and for ensuring that the loyalty program complies with all Applicable Laws.

SECTION 3. OPERATION OF THE PLAN

3.1 Honoring Credit Cards. Stage agrees that Stage and Stage's Stores will honor any Credit Card properly issued and currently authorized by Bank pursuant to the Plan, and shall deliver to Bank all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

3.2 Additional Operating Procedures. In addition to the procedures, instructions and practices contained in the Operating Procedures, Stage and Bank agree that Stage, Stage's Stores and Bank will comply with the following procedures:

(a) In each Credit Card transaction, Stage and Stage's Stores must obtain all the information contained in clause (b) of the definition of Transaction Record. The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and Stage shall use its reasonable best efforts to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date. The "Cardholder Copy" of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the store.

(b) All Charge Slips will evidence the total price of the sale minus any cash (or check) down payment. Stage shall retain the "Merchant Copy" of all Stage and Stage's Store generated Charge and Credit Slips for each transaction for a period of twelve (12) months from the date of presentation to Bank or in the case of Promotional Programs, twelve (12) months from the end of the applicable Promotional Program.

(c) Stage and Stage's Stores will maintain a fair policy for the exchange and return of Goods and adjustment for Services rendered and for that purpose will give credit to Accounts upon such exchange, return or adjustment. Stage and Stage's Stores will not make cash refunds to Cardholders on Credit Card Purchases. If any Goods are returned, price adjustment is allowed, or debt for Services is adjusted, Stage and Stage's Stores will notify the Bank and provide appropriate documentation thereof to the Cardholder. Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to Stage the total shown on the Credit Slip, and credit the Cardholder's Account in the amount of such Credit Slip. If the Net Proceeds are insufficient, Stage shall remit the amount of such Credit Slips, or any unpaid portion thereof, to Bank immediately upon written demand.

(d) Stage's Stores shall not, when the Cardholder or authorized user is present in the store, accept a transaction to be charged to an Account without presentation of a Credit Card or proper identification as outlined in the Operating Procedures.

(e) To the extent allowed under Applicable Laws and as required for Bank's safety and soundness, Bank shall authorize a $100.00 floor limit in the event that access to the Bank's authorization systems are interrupted or not operational, which limit may be increased during other selling periods of Stage by written mutual agreement of Stage and Bank. Bank shall have the right to prohibit individual Stage's Stores from utilizing floor limits in the event Bank reasonably determines that floor limit authorizations are being abused, and Bank shall notify Stage of any prohibition.

3.3 Cardholder Disputes Regarding Goods or Services. Stage and Stage's Stores shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods or Services obtained through Stage and Stage's Stores pursuant to the Plan. Stage and Stage's Stores shall timely process credits or refunds for Cardholders utilizing the Plan.

3.4 No Special Agreements. Neither Stage nor Stage's Stores will extract any special agreement, condition or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.5 Cardholder Disputes Regarding Violations of Law or Regulation. Stage and Bank shall reasonably assist the other party in further investigating and using their reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.6 Payment to Stage; Ownership of Accounts; Fees; Accounting.

(a) Stage shall electronically transmit all Transaction Records from Stage and Stage's Stores to Bank in the format previously agreed upon by Bank and Stage. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records and shall post such transactions to the appropriate Accounts as of the transaction date. In the time frames specified herein, Bank will remit to Stage an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made. In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by Stage or paid by Bank to Stage, Bank shall notify Stage in detail of the discrepancy, and credit Stage, or net against amounts owed to Stage, as the case may be, in a subsequent daily settlement. Bank will transfer funds via wire transfer of immediately available funds to an account designated in writing by Stage to Bank (the "Stage Deposit Account"). If Transaction Records are received by Bank's processing center before 1:00 p.m. Eastern time on a Business Day, Bank will initiate such wire transfer by 1:00 p.m. Eastern time on the next Business Day thereafter. In the event that the Transaction Records are received after 1:00 p.m. Eastern time on a Business Day, then Bank will initiate such wire transfer no later than 1:00 p.m. Eastern time on the second Business Day thereafter. Bank shall remit funds to one Stage designated account and shall not remit funds to individual Stage's Stores.

(b) Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, neither Stage nor any Stage's Stores shall have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan. Effective upon the delivery of each Charge Slip by Stage and Stage's Stores to Bank and payment to Stage by Bank pursuant to Section 3.6(a), Stage and Stage's Stores shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

(c) All Transaction Records are subject to review and acceptance by Bank. In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to Stage's Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Stage shall remit the proper amount to Bank immediately upon written demand. Upon any such correction, Bank shall give prompt notice thereof to Stage.

(d) Subject to Applicable Law and the terms and conditions set forth in the Credit Card Agreement, Bank shall initially (after conversion of the Existing Accounts to Bank's system and for twenty-four (24) months thereafter) charge each Cardholder a finance charge on the unpaid balance in their Account at an annual percentage rate equal to a variable rate of the Prime Rate plus 17.3% with a minimum rate of 21.6% and a variable delinquency rate of the Prime Rate plus 20.6% with a minimum of 24.9% for Accounts sixty (60) or more days past due; a $1 minimum finance charge; late fees equal to $15 for balances under $250 and $25 for balances equal to or greater than $250; and returned check fees equal to $30. Bank will not impose an over limit fee. The minimum payment shall be the greater of 1/15th of the balance or $10, plus any late fee. Bank will not impose finance charges on Regular Revolving Purchases in any billing period in which payments received and credits issued by the payment due date, which will be twenty-five (25) days after the statement closing date, equals or exceeds the previous balance. Bank will not assess late fees unless a required payment is not received by Bank by the Bank's billing date. Bank may make any changes in the terms of the Credit Card Agreement at any time as required by Applicable Law or safety and soundness considerations or on an individual Account by Account basis in connection with its servicing of the Accounts. With respect to any other changes in terms affecting the APR, imposition of finance charges, and/or fees charged by Bank as set forth above Bank will, prior to making any changes, review and discuss such changes with Stage in order to maximize the potential of the Plan and mutually benefit Stage and Bank, and will not make such changes without Stage's prior written consent unless required by Applicable Law or for Bank's safety and soundness. Bank shall determine the fees associated with Bank's provision of services to the Cardholders in connection with the Accounts in accordance with industry practices, including electronic payments, payments by phone, requests for excessive research (i.e. multiple statement copies), copies of payments and Charge Slips.

(e) Stage and Stage's Stores shall obtain and maintain at their own expense such point of sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement. The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Stage and Stage's Stores shall be determined by Bank from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols.

(f) Stage may from time to time offer Promotional Programs to Cardholders. Stage shall be responsible for ensuring that all Purchases subject to any Promotional Programs are properly designated as such on the Transaction Record in accordance with Bank's instructions.

(g) If Stage fails to pay Bank any amounts due to Bank and not subject to a good faith dispute pursuant to this Agreement for more than thirty (30) days after the due date, Bank may offset such amounts against the Net Proceeds or any other amounts owed by Bank to Stage under this Agreement.

3.7 INTENTIONALLY OMITTED

3.8 Payments. All payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank. All payments must be made in U.S. dollars. Stage hereby authorizes Bank, or any of its employees or agents, to endorse "World Financial Network National Bank" upon all or any checks, drafts, money orders or other evidence of payment, made payable to Stage and intended as payment on an Account, that may come into Bank's possession from Cardholders and to credit said payment against the appropriate Cardholder's Account. Stage further agrees that for any payment that Stage receives with respect to the Plan, Stage and Stage's Stores will hold such payment for the benefit of Bank and will may every reasonable best effort to within one (1) Business Day after receipt include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement. Bank will deduct the amount of such payments from funds being transferred to the Stage Deposit Account. If such transfer contains insufficient funds, Bank may deduct from the next Business Day's transfer or demand that Stage remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand. Payments made by Cardholders at Stage's Stores shall not be deemed received by Bank until Bank receives and accepts the Transaction Records. For purposes of calculating Cardholder open to buy, credit for payments will be given when the real time notification of the payment is received subject to review by Bank for fraud (such notification is separate from the Transaction Record). Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to Stage pursuant to the provisions of Sections 3.9 and 3.10 hereof. Stage shall promptly comply with any written instruction by Bank or any successor to Bank to cease accepting Account payments and thereafter inform Cardholders who wish to make payments that payments should be made to Bank.

3.9 Chargebacks. Bank shall have the right to demand immediate purchase by Stage of any Purchase and charge back to Stage the unpaid principal balance and any Discount Fee paid by Bank to Stage, relating to any such Purchase, if and whenever:

(a) Any Applicant or Cardholder claim, defense or dispute is asserted against Bank with respect to such Purchase or the Account as a result of an action or inaction by Stage and/or Stage's Stores pursuant to and within the time limits under Applicable Law;

(b) Bank determines that with respect to such Purchase or the Account: (i) there is a breach of any warranty or representation made by or with respect to Stage under this Agreement; (ii) there is a failure by Stage to comply with any term or condition of this Agreement, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank; or (iii) after receipt of a fraud affidavit from the Cardholder Bank determines that the signature on any Charge Slip has been forged or is counterfeit; or

(c) After reasonable notice to Stage, any Purchase amount is not paid when due, and the Cardholder has stated in writing that the Cardholder's reason for such nonpayment is an alleged breach of warranty or representation by Stage or Stage's Stores or the result of a dispute by a Cardholder in connection with the sale of Goods, or the furnishing of Services by Stage or Stage's Stores to such Cardholder; or

(d) For any chargeback reason as set forth in the Operating Procedures.

3.10 Assignment of Title in Charged Back Purchases. With respect to any amount of a Purchase to be charged back to and to be purchased by Stage, Stage shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to Stage, to the extent the balance thereof is sufficient. Upon payment of such amount by Stage to Bank, or off-setting, as the case may be, Bank shall assign and transfer to Stage, without recourse, all of Bank's right, title and interest in and to such Purchase and deliver all documentation (or copies) in Bank's possession with respect thereto. Stage further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such extension or compromise shall not affect any liability of Stage hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank. Stage shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank's prior written consent.

3.11 Promotion of Program and Card Plan; Non-Competition. Throughout the Term of this Agreement, Stage shall actively and consistently market, promote, participate in and support the Plan as set forth in this Agreement. Stage agrees that in consideration and as an inducement for Bank to make the Plan available to Stage as outlined in this Agreement and the Operating Procedures, from the Plan Commencement Date and for as long as this Agreement is in existence, neither Stage nor its Affiliates will, without the prior written consent of Bank, contract or establish with any other credit card processor/provider or provide or process on its own behalf any "private label" or "co-brand" revolving credit or other credit card issuance or processing arrangement or programs similar in purpose to the Plan or to the services and transactions contemplated under this Agreement, except that if either party provides notice of termination pursuant to Section 9.1 of this Agreement or if Stage terminates under Section 9.3, Stage may enter into a contract with another credit card processor/provider effective on or after termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit or prevent Stage from: (i) accepting any major general purpose credit card (including without limitation, Discover, American Express Card, MasterCard, Visa, or NOVUS), any form of general purpose debit card or fixed payment (installment) credit programs for Applicants declined by Bank, as a means of payment by Cardholders for purchase of Goods and Services; or (ii) entering into a contract with another credit card provider for a particular state after Bank has terminated the operation of the Plan in such state pursuant to Section 9.4; or (iii) acquiring or merging with other retailers from time to time that have a private label credit card program or processing arrangement similar to the Plan; provided, that the credit card for such program is not honored or promoted by Stage in its Bealls, Palais Royal or Stage stores or any other stores, catalogs or the Internet operated by Stage after the Plan Commencement Date which have been included in the Plan. Bank shall not, during the Term of the Agreement, solicit the Cardholders for a bank card product.

3.12 Postage. From and after the fourth month following the Conversion Date, Bank and Stores shall share equally the incremental per unit cost increase (the "Per Unit Increase") resulting from any increase in postage rates. Bank shall invoice Stores on a monthly basis for Stores share of any Per Unit Increase. The Per Unit Increase shall be determined as follows:

(a) At the end of the third month following the Conversion Date, a benchmark per unit cost (the "Per Unit Benchmark Cost") shall be calculated by dividing the total postage cost for all mailed items by the total number of mailed items, in each case for the three (3) month period following the Conversion Date.

(b) In the event of an increase in postage, for each month following the month in which the increase becomes effective, the then current per unit cost (the "Per Unit Current Cost") shall be (A) the total postage cost in the month immediately preceding the then current month (the "Prior Month") divided by (B) the total number of items mailed plus the number of Electronic Bill Presentment and Payment Account statements (which have a suppressed paper statement) during the Prior Month. Notwithstanding the foregoing, any mailed item as to which the Bank, in its discretion, causes to exceed one ounce in weight shall not be included in the calculation of the Per Unit Current Cost.

(c) The Per Unit Increase for the relevant month shall be equal to (i) the difference between the Per Unit Benchmark Cost and the Per Unit Current Cost times (ii) the number of items mailed.

3.13 Reports. After the Conversion Date Bank will deliver to Stage the reports set forth in Schedule 3.13 to this Agreement as specified therein. Bank may provide any additional reports requested by Stage upon such terms and at the costs mutually agreed to by the parties.

3.14 Operating Committee. The Operating Committee shall initially meet on a monthly basis and thereafter as deemed desirable by the committee members. The Operating Committee shall be primarily responsible for providing oversight and guidance with respect to the Plan, including without limitation approval of new Credit Card products, Enhancement Marketing Services, review of accounting documentation related to Transaction Records, dispute resolution, and creation of Plan documents. All matters in this Agreement requiring review or approval by either party shall be referred to the Operating Committee for such consideration.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STAGE

Stores and Specialty hereby represent and warrant to Bank as follows:

4.1 Organization, Power and Qualification. Stores and Specialty are duly organized and validly existing entities and are in good standing and have full power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Stores and Specialty are duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Stores and Specialty to carry out their respective obligations under this Agreement.

4.2 Authorization, Validity and Non-Contravention.

(a) This Agreement has been duly authorized by all necessary proceedings, has been duly executed and delivered by Stores and Specialty and is a valid and legally binding agreement of Stores and Specialty duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

(b) Except as set forth in the Purchase Agreement, no consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Stores or Specialty is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by Stores and Specialty hereunder and the compliance by Stage with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Stores or Specialty is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Stores or Specialty, nor will such execution, delivery or compliance violate or result in the violation of its respective organizational documents.

4.3 Accuracy of Information. All factual information furnished by Stores or Specialty to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Stores or Specialty to Bank will be, to Stores' or Specialty's best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

4.4 Validity of Charge Slips.

(a) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Stores or Specialty will have no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectibility.

4.5 Compliance with Law. Any action or inaction taken by Stores or Specialty and Stage's Stores (where Stores or Specialty or Stage's Stores have a duty to act) in connection with the Plan and the sales of Goods and Services shall be in compliance with all Applicable Law except where the failure to comply does not or will not have an adverse effect on Stores, Specialty, the Bank or the Plan.

4.6 Stage's Name, Trademarks and Service Marks. Stores or Specialty has the legal right to use and to permit the Bank to use, to the extent set forth in this Agreement, the various tradenames, trademarks, logos and service marks utilized by Stores or Specialty in the conduct of its business.

4.7 Intellectual Property Rights. In the event Stores or Specialty provides any software or hardware to Bank, Stores or Specialty has the legal right to use such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Stores, Specialty or its Affiliates, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Bank's request or to accommodate Bank's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Stores, Specialty and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Stores, Specialty and/or its Affiliates.

4.8 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits or other legal proceedings pending or, to the best of Stores' or Specialty's knowledge, threatened against Stores or Specialty that would materially impair the ability of Stores or Specialty to perform their respective duties or obligations under this Agreement or that would constitute a Bank Termination Event.

SECTION 5. COVENANTS OF STAGE

Stage hereby covenants and agrees as follows:

5.1 Notices of Changes. Specialty will as soon as reasonably possible notify Bank of any of the following: (a) change in the name or form of business organization of Specialty, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Specialty or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Specialty; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on Specialty; or (d) the planned opening or closing of any Stage's Store. Specialty will furnish such additional information with respect to any of the foregoing as Bank may reasonably request for the purpose of evaluating the effect of such change on the financial condition and operations of Specialty and on the Plan.

5.2 Financial Statements. Stage shall furnish to Bank upon request by Bank and as soon as available the following information pertaining to Stage: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Stage's independent certified public accountants in connection with such of the financial statements as have been audited.

5.3 Inspection. Stage will permit, once per Plan Year, unless Bank has reasonable cause to do so, authorized representatives designated by Bank, at Bank's expense, to visit and inspect, to the extent permitted by Applicable Law, any of Stages and Stage's Stores, books and records pertaining to Transaction Records and the Plan and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.

5.4 Stage's Business. Stage shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and to comply with all Applicable Laws in connection with its business and the sale of Goods and Services. Upon the request of Bank, Stage shall provide to Bank annually a forecast of Stage's total sales and the forecasted number of stores, for the next fiscal year.

5.5 Stage's Stores. Stage shall cause all of Stage's Stores to comply with the obligations, restrictions and limitations of this Agreement as such are applicable at the point of sale of the Goods and Services.

5.6 Insurance. Stage shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within Stage's industry engaged in similar businesses as Stage.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to Stage as follows:

6.1 Organization, Power and Qualification. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

6.2 Authorization, Validity and Non-Contravention.

(a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

(b) Except as set forth in the Purchase Agreement, no consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank.

6.3 Accuracy of Information. All factual information furnished by Bank to Stage in writing at any time pursuant to any requirement of, or furnished in response to any written request of Stage under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to Stage will be, to Bank's best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

6.4 Compliance with Law. Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law except where the failure to so comply does not or will not have an adverse effect on the Bank, Stage or the Plan.

6.5 Intellectual Property Rights. In the event Bank provides any software or hardware to Stage, Bank has the legal right to such software or hardware and the right to permit Stage to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Bank or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to Stage's request or to accommodate Stage's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Stage or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates.

6.6 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits or other legal proceedings pending or threatened against Bank that would materially impair the ability of Bank to perform its duties or obligations under this Agreement or that would constitute a Stage Termination Event.

SECTION 7. COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1 Notices of Changes. Bank will as soon as reasonably possible notify Stage of any: (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any Change in Control of Bank; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Plan. Bank will furnish such additional information with respect to any of the foregoing as Stage may request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

7.2 Financial Statement. Bank shall furnish to Stage upon request by Stage and as soon as available the following information pertaining to Bank and Alliance Data: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Bank's and Alliance Data's independent certified public accountants in connection with such of the financial statements as have been audited.

7.3 Inspection. Bank will permit, once per Plan Year unless Stage has reasonable cause to do so, authorized representatives designated by Stage, at Stage's expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank's books and records at the corporate level pertaining to the Discount Fees, the Strategic Protection Products, the postage increase reimbursement pursuant to Section 3.12, Enhancement Marketing Services commission revenues and expenses set forth in Section 2.9 and Purchases, and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours. Bank shall permit, twice per Plan Year unless Stage has reasonable cause to do so, authorized representatives of Stage, at Stage's expense, to visit, inspect, audit and monitor the activities of Bank and its subcontractors at the offices at which services relating to the Plan are being provided during normal business hours and upon reasonable notice and in a manner which does not disrupt the operations. Bank shall provide Stage with a copy of Bank's auditors' report on internal control for each fiscal year during the Term.

7.4 Bank's Business. Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

7.5 Insurance. Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

7.6 Collection.  Bank shall collect the Accounts in the same manner as Bank collects private label credit card portfolios of other clients with portfolios similar to Stage's.

7.7 Change in Control.  In the event a Change in Control (as hereafter defined) occurs related to Bank or Alliance Data, Bank or Alliance Data shall require that the person or entity obtaining such control shall continue to perform all of the duties, obligations and responsibilities: (i) of Bank under this Agreement including, but not limited to, the Service Standards, Operating Procedures and Marketing Fund; or (ii) of Bank, Alliance Data or their Affiliate under the Purchase Agreement and any of the Transaction Documents (as defined in the Purchase Agreement) to which Bank, Alliance Data or the Affiliate is a party or is otherwise bound. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred as of the date (i) any "person" or "group" (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than Welsh Carson Anderson & Stowe partnerships and partners of Limited Brands, Inc. and its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the equity interests of Bank or Alliance Data representing twenty-five percent (25%) or more of the combined voting power of Bank's or Alliance Data's then outstanding equity interests, and within one (1) year after the "person" or "group" becomes the beneficial owner of twenty-five percent (25%) or more of the combined voting power of Bank or Alliance Data (the "Trigger Date"), the managers or members of the Board of Bank or Alliance Data immediately prior to the Trigger Date cease to constitute a majority of such Board, (ii) the consummation of a consolidation or merger of Bank or Alliance Data in which Bank or Alliance Data is not the surviving or continuing entity, or pursuant to which the equity interests of Bank or Alliance Data would be converted into cash, equity interests of any other entity (except a direct or indirect wholly owned subsidiary of Alliance Data) or other property, other than a merger of Bank or Alliance Data in which the holders of Bank's or Alliance Data's equity interests immediately prior to the merger have (directly or indirectly) at least a fifty one percent (51%) ownership interest in the outstanding equity interests of the surviving entity immediately after the merger, or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Bank or Alliance Data to any other entity (except a direct or indirect wholly owned subsidiary of Alliance Data), except for any sale, lease exchange or transfer resulting from any action taken by any creditor of Bank or Alliance Data in enforcing its rights or remedies against any assets of Bank or Alliance Data in which such creditor holds a security interest; or (iv) any enforcement action being taken by any federal regulator naming a receiver for, or otherwise taking control, of Bank or Alliance Data.

7.8 Continuation of Operations.  In the event Bank receives a termination notice from Stage in accordance with Section 9.1, Bank shall operate the Plan in accordance with the same philosophy, procedures and diligence with respect to credit as Bank operated the Plan before receiving the termination notice and in accordance with the terms and conditions described in this Agreement and required by Applicable Law and to ensure Bank's safety and soundness, through the termination date.

SECTION 8. INDEMNIFICATION

8.1 Indemnification Obligations.

(a) Stage shall be liable to and shall indemnify and hold Bank and its Affiliates and their respective officers, directors, employees, subcontractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined) incurred by reason of: (i) Stage's breach of any representation, warranty or covenant hereunder; (ii) Stage's failure to perform its obligations hereunder; (iii) any damage caused by or related to Goods and/or Services or Purchases charged to an Account; and (iv) any action or failure to act by Stage and/or Stage's Stores (where Stage or Stage's Store has a duty to act) or Stage's vendors and their respective officers, directors, employees and agents, which results in a claim against Bank, its officers, employees and Affiliates, unless the proximate cause of any such claim is gross negligence or an act or failure to act by Bank, its officers, directors or employees.

(b) Bank shall be liable to and shall indemnify and hold Stage and their Affiliates and their respective shareholders, partners, members, managers, officers, directors, employees, sub-contractors and their successors and assigns, harmless from any and all Losses incurred by reason of: (i) Bank's breach of any representation, warranty or covenant hereunder; (ii) Bank's failure to perform its obligations hereunder; and (iii) any action or failure to act by Bank (where Bank has a duty to act) and its officers, directors, employees and agents which results in a claim against Stage, their partners, managers, officers, directors, employees and Affiliates, unless the proximate cause of any such claim is gross negligence or an act or failure to act by Stage and their respective officers, directors or employees.

(c) For purposes of this Section 8.1 the term "Losses" shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys' fees, disbursements, settlements (which require the other party's consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank or Stage, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement except that Losses may not include any overhead costs that either party would normally incur in conducting its everyday business.

8.2 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY'S INTENTIONAL BREACH OF THIS AGREEMENT, FRAUD, WILLFUL MISCONDUCT OR INTENTIONAL FAILURE TO ACT.

8.3 NO WARRANTIES. EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

8.4 Notification of Indemnification; Conduct of Defense.

(a) In no case shall the indemnifying party be liable under Section 8.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless it shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify the indemnifying party shall not relieve it from any liability which it may have under other provisions of this Agreement.

(b) The indemnifying party shall be entitled to participate, at its own expense, in the defense, or, if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought against the indemnified party which gives rise to a claim against the indemnifying party, but, if the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the indemnified party or the person or persons so indemnified, who are the defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. If the indemnifying party elects to assume the conduct of the defense of any suit brought to enforce any such claim and retains counsel to do so, the indemnified party or the person or persons so indemnified who are the defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by the indemnified party or such other person or persons.

SECTION 9. TERM AND TERMINATION

9.1 Term. This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect for ten (10) years from the Plan Commencement Date plus any additional calendar days needed to end the Term on the last day of a calendar month (the "Initial Term") and shall automatically renew for successive one (1) year terms (each a "Renewal Term") thereafter unless either party provides the other with at least twelve (12) month's written notice of its intention to terminate the Agreement prior to the expiration of the Initial or then current Renewal Term, or unless otherwise terminated as provided herein. In the event the Purchase Agreement is terminated or the Closing contemplated by the Purchase Agreement is not consummated for any reason, neither party shall have any rights, duties, obligations or responsibilities under this Agreement, except as otherwise expressly provided for in Section 10.3 of the Purchase Agreement.

9.2 Termination by Bank; Bank Termination Events. Any of the following conditions or events shall constitute a "Bank Termination Event" hereunder, and Bank may terminate this Agreement immediately without further action if such Bank Termination Event occurs:

(a) If Stage shall: (i) fail to pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Stage to perform under this Agreement or the Plan; (vii) have a materially adverse change in its financial condition, including, but not limited to receiving a bond downgrade or being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement; or

(b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Stage, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Stage, or if any petition for any such relief shall be filed against Stage and such petition shall not be dismissed within sixty (60) days; or

(c) If Stage shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and Stage shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by Stage from Bank; or

(d) If at anytime the type of Goods and/or Services sold by Stage materially changes from the type of Goods and/or Services sold by Stage on the date of execution of this Agreement; or

(e) If the Closing (as defined in the Purchase Agreement) of the purchase by Bank of the Existing Accounts does not occur and the Purchase Agreement is terminated in accordance with the provisions of such Purchase Agreement.

9.3 Termination by Stage; Stage Termination Events. Any of the following conditions or events shall constitute a "Stage Termination Event" hereunder, and Stage may terminate this Agreement immediately without further action if such Stage Termination Event occurs:

(a) If Bank shall: (i) fail to pay its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Plan; or (vii) have a materially adverse change in its financial condition, including, but not limited to being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement; or

(b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

(c) If Bank shall default in the performance of or compliance with any term (other than the Service Standards pursuant to Section 2.1(b) and 2.1(c)) or violates any of the covenants, representations, warranties or agreements contained in this Agreement, and Bank shall not have remedied such default within thirty (30) days (ten (10) days in the case of failure to pay Stage pursuant to Section 3.6(a)) after written notice thereof shall have been received by Bank, as the case may be, from Stage; or

(d) Effective as of the expiration of the Interim Period:

(i) if Bank: (A) fails to perform the same Service Standard in accordance with the Service Standards Performance Criteria for a period of three (3) consecutive months, which failures are not the result of an act of Stage or Stage's Stores or a result of a force majeure event specified in Section 10.11, and (B) Stage has notified Bank in writing pursuant to Section 2.1(e) that Stage is applying each such consecutive monthly failure towards satisfying the termination conditions under this Section 9.3(d), and (C) Bank fails to perform the same applicable Service Standard for a fourth (4th) consecutive month, then Stage may terminate this Agreement; or

(ii) if Bank: (A) fails to perform any combination of twelve (12) of the Service Standards in accordance with the Service Standards Performance Criteria during any rolling three (3) consecutive month period (the "Performance Failure Period"), which failures are not the result of an act of Stage or Stage's Stores or a result of a force majeure event specified in Section 10.11, and (B) Stage has notified Bank in writing pursuant to Section 2.1(e) that Stage is applying each such consecutive monthly failure in the Performance Failure Period towards satisfying the termination conditions under this Section 9.3(d), and (C) Bank fails to perform any combination of twelve (12) of the Service Standards in accordance with the Service Standards Performance Criteria during the three (3) month period immediately following the applicable Performance Failure Period, which failures are not the result of an act of Stage or Stage's Stores or a result of a force majeure event specified in Section 10.11, then Stage may terminate this Agreement.

(e) In the event Bank either (i) terminates the operation of the Plan in particular state(s) and/or jurisdiction(s) under Section 9.4, or (ii) determines, in its sole discretion, it is unable to operate the Plan for any reason in any state(s) or jurisdiction(s)~~,~~ and notifies Stage in writing of its determination, and, in either case, such state(s) and/or jurisdiction(s) in the aggregate represent twenty percent (20%) or more of Net Sales for Stage's fiscal year immediately preceding the termination, Stage may terminate this Agreement upon thirty (30) days prior written notice to Bank; or

(f) In the event: (i) a Change in Control of Bank or Alliance Data occurs under Section 7.7; and (ii) within twelve (12) months after the Change in Control, the person or entity acquiring or obtaining control of Bank or Alliance Data proposes to the Operating Committee to materially change any of the underwriting standards from the standards in effect as of the Change in Control; and (iii) Stage objects in writing to such change and such change is subsequently implemented within the twelve (12) month period and results in a Material Change (even if the results are incurred in the twelve (12) month period after such change is implemented); and (iv) the person or entity acquiring or obtaining control of Bank or Alliance Data fails to revise, amend or correct the changes in such a manner that the changed underwriting standard no longer results in a Material Change within thirty (30) days after receiving written notice from Stage of such Material Change, Stage shall have the right to terminate this Agreement upon thirty (30) days written notice to Bank; or

(g) If the Closing (as defined in the Purchase Agreement) of the purchase by Bank of the Existing Accounts does not occur and the Purchase Agreement is terminated in accordance with the provisions of such Purchase Agreement.

9.4 Termination of Particular State. In addition, upon thirty (30) days prior written notice, Bank may terminate the operation of the Plan in a particular state or jurisdiction if the Applicable Law of the state or jurisdiction is amended or interpreted by a court of competent jurisdiction or in good faith by Bank in such a manner so as to render all or any part of the Plan illegal or unenforceable (in whole or in part), and in such event Bank will, if requested, assist Stage with finding a new credit provider for such state or jurisdiction.

9.5 Purchase of Accounts.   Upon the termination of this Agreement, Stage and Bank hereby agree as follows:

9.5.1 Termination By Stage at End of Term.  In the event Stage terminates this Agreement in accordance with Section 9.1, Stage or its designee shall have the right, but not the obligation, to purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price), at the par value of the Accounts as of the termination date. In the event Stage exercises its right to purchase the Accounts from Bank upon termination, Stage shall purchase the Accounts on the same terms and conditions as Bank purchased the Existing Accounts pursuant to the Purchase Agreement. In the event Stage does not exercise its right to purchase the Accounts upon termination, Stage and its Affiliates, licensees or franchisees shall not have the right to enter into any private label credit card program with a third party or start their own private label credit card program for a period of twenty four (24) months following the termination date. In the event that during such twenty four (24) month period Stage or its Affiliates, licensees or franchisees enters into a private label credit card program with a third party or starts its own private label credit card program, Stage or the third party shall purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price) on the terms set forth above as of the effective date of such program.

9.5.2 Termination By Bank at End of Term.  In the event Bank terminates this Agreement in accordance with Section 9.1, Stage or its designee shall have the right, but not the obligation, to purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price), at the par value of the Accounts as of the termination date. In the event Stage exercises its right to purchase the Accounts from Bank upon termination, Stage shall purchase the Accounts on the same terms and conditions as Bank purchased the Existing Accounts pursuant to the Purchase Agreement. In the event Stage does not exercise its right to purchase the Accounts upon termination, Stage and its Affiliates, licensees or franchisees shall not have the right to enter into any private label credit card program with a third party or start their own private label credit card program for a period of twenty four (24) months following the termination date. In the event that during such twenty four (24) month period Stage or its Affiliates, licensees or franchisees enters into a private label credit card program with a third party or starts its own private label credit card program, Stage or the third party shall purchase from Bank all unpaid and outstanding Accounts (except for any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement) on the terms set forth above as of the effective date of such program.

9.5.3 Termination By Bank Due to Stage Breach.

(a) In the event Bank terminates this Agreement under Section 9.2 and the Net Portfolio Yield (as hereafter defined) as of the termination date is equal to or greater than nine and one-half percent (9.50%), then Stage or its designee shall be obligated to immediately purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price), at an amount equal to the sum of (i) the par value of the Accounts as of the termination date plus (ii) the Unamortized Prepaid Marketing Funds (as hereafter defined) as of the termination date. Stage or its designee shall purchase the Accounts on the same terms and conditions as Bank purchased the Existing Accounts pursuant to the Purchase Agreement.

(b) In the event Bank terminates this Agreement under Section 9.2, and the Net Portfolio Yield as of the termination date is less than nine and one-half percent (9.50%), then Stage or its designee shall have the right, but not the obligation, to purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price), at an amount equal to the sum of (i) the par value of the Accounts as of the termination date plus (ii) the Unamortized Prepaid Marketing Funds as of the termination date. In the event Stage does not exercise its right to purchase the Accounts, Stage shall pay to Bank on the termination date the Unamortized Prepaid Marketing Funds. In the event Stage exercises its right to purchase the Accounts from Bank upon termination, Stage shall purchase the Accounts on the same terms and conditions as Bank purchased the Existing Accounts pursuant to the Purchase Agreement. In the event Stage does not exercise its right to purchase the Accounts upon termination, Stage and its Affiliates, licensees or franchisees shall not have the right to enter into any private label credit card program with a third party or start their own private label credit card program for a period of twenty four (24) months following the termination date. In the event that during such twenty four (24) month period Stage or its Affiliates, licensees or franchisees enters into a private label credit card program with a third party or starts its own private label credit card program, Stage or the third party shall purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price) on the terms set forth above as of the effective date of such program.

9.5.4 Termination By Stage Due to Bank Breach.  In the event Stage terminates this Agreement under Section 9.3, Stage or its designee shall have the right, but not the obligation, to purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price), at an amount equal to the sum of (i) the par value of the Accounts as of the termination date plus (ii) the Unamortized Prepaid Marketing Funds as of the termination date. In the event Stage exercises its right to purchase the Accounts from Bank upon termination, Stage shall purchase the Accounts on the same terms and conditions as Bank purchased the Existing Accounts pursuant to the Purchase Agreement. In the event Stage does not exercise its right to purchase the Accounts upon termination and the Net Portfolio Yield as of the termination date is equal to or greater than nine and one-half percent (9.50%), Stage and its Affiliates, licensees or franchisees shall not have the right to enter into any private label credit card program with a third party or start their own private label credit card program for a period of twenty-four (24) months following the termination date. In the event that during such twenty-four (24) month period Stage or its Affiliates, licensees or franchisees enters into a private label credit card program with a third party or starts its own private label credit card program, Stage or the third party shall purchase from Bank all unpaid and outstanding Accounts (including any Account falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price) on the terms set forth above as of the effective date of such program. In the event Stage does not exercise its right to purchase the Accounts upon termination and the Net Portfolio Yield as of the termination date is less than nine and one-half percent (9.50%), Stage and its Affiliates, licensees or franchisees shall have the right to enter into any private label credit card program with a third party or start their own private label credit card program at any time after the termination date without any obligations to Bank or any other restriction or limitation by Bank.

9.5.5 Termination By Bank in Particular State.  In the event Bank: (i) terminates the operation of the Plan; or (ii) determines, in its sole discretion, it is unable to operate the Plan for any reason, in any particular state or jurisdiction under Section 9.4 and Stage does not terminate this Agreement in accordance with Section 9.3(e), then Stage or its designee shall have the right, but not the obligation, to purchase from Bank all unpaid and outstanding Accounts for Cardholders residing in such terminated state or jurisdiction (including any Account in such state or jurisdiction falling within the categories described in definition of "Ineligible Accounts" in the Purchase Agreement but which will not be included in the calculation of the purchase price), at the par value of the Accounts as of the termination date. In the event Stage exercises its right to purchase such Accounts from Bank upon termination, Stage shall purchase the Accounts on the same terms and conditions as Bank purchased the Existing Accounts pursuant to the Purchase Agreement. In the event Stage does not exercise its right to purchase such Accounts upon termination, Stage and its Affiliates, licensees or franchisees shall have the right to enter into any private label credit card program with a third party or start their own private label credit card program solely for issuing credit cards to Customers located in such terminated state or jurisdiction at any time after the termination date without any obligations to Bank or any other restriction or limitation by Bank except that such other credit cards cannot be offered by Stage to Customers in those states and jurisdictions where Bank operates the Plan.

9.5.6 Definitions and Calculations.  For purposes of this Agreement, the following terms shall have the following meaning and calculation methods:

(i) Unamortized Prepaid Marketing Funds.  "Unamortized Prepaid Marketing Funds" shall mean the amount of the Prepaid Marketing Funds (as defined in the Purchase Agreement) that is calculated as the Prepaid Marketing Funds multiplied by the Remaining Term Percentage (as hereafter defined).

(ii) Remaining Term Percentage.  "Remaining Term Percentage" shall mean the percentage of the Term remaining after the termination of this Agreement and shall be calculated by dividing (i) the numbers of days of the Term remaining after the termination date of this Agreement by (ii) the total number of days in the Term.

(iii) Net Portfolio Yield.  Shall have the meaning set forth in Schedule 1.1 of this Agreement.

SECTION 10. MISCELLANEOUS

10.1 Entire Agreement. Except for the Purchase Agreement and the Interim Processing Agreement, this Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof and merges all prior discussions between them.

10.2 Coordination of Public Statements. Alliance Data, as a public company, will issue a news release disclosing this Agreement, and such news release must be approved by both parties prior to its issuance. Stores, as a public company, will issue a news release disclosing the Agreement, and such news release must be approved by both parties prior to its issuance. In addition, Stores, as a public company, will file this Agreement with the Securities and Exchange Commission. In all other cases, except as required by Applicable Law, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld. Neither party will respond to any inquiry from any public or governmental authority, except as required by law, concerning the Plan without prior consultation and coordination with the other party. Upon Bank's reasonable request from time to time, Stage shall provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Plan.

10.3 Amendment. Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

10.4 Successors and Assigns. This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns. Either party may assign its rights and obligations under this Agreement.

10.5 Waiver. No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6 Severability. If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7 Notices. All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank: If to Stage:

800 TechCenter Drive 10201 Main Street

Gahanna, OH 43230 Houston, TX 77025

Attn.: Daniel T. Groomes, Attn.: Mike McCreery,

President Chief Financial Officer

With a Copy to: With a Copy to:

Karen Morauski, VP & Counsel Scott Woods, VP and Counsel

10.8 Captions and Cross-References. The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW.

10.10 Counterparts. This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11 Force Majeure. Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers where such party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above. In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least sixty (60) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith. This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.12 Relationship of Parties. This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

10.13 Survival. No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination. No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections: Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9.5, Section 10.7, Section 10.9, Section 10.11, Section 10.17 and Section 10.18.

10.14 Mutual Drafting. This Agreement is the joint product of Stage and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Stage and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15 Independent Contractor. The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank's personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Stage; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank's obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank's agents, employees, Affiliates, or subcontractors, including compliance with workers' compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank's own acts and those of Bank's agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Stage, whether regulatory or contractual, or to assume any responsibility for Stage's business or operations.

10.16 No Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

10.17 Confidentiality.

(a) Neither party, nor its respective Affiliates, shall disclose any information not of a public nature concerning the business or properties of the other party which it learns as a result of negotiating or implementing this Agreement, including, without limitation, the terms and conditions of this Agreement, Customer names, Cardholder personal or Account information, sales volumes, test results, and results of marketing programs, Plan reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either party except to the extent disclosure is required by applicable law, is necessary for the performance of the disclosing party's obligation under this Agreement, or is agreed to in writing by the other party; provided that: (i) prior to disclosing any confidential information to any third party, the party making the disclosure shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party's reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party's obligations under applicable laws. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party's name for advertising or promotional purposes without such other party's written consent.

(b) The obligations of this Section, shall not apply to any information, other than consumer personal information:

(i) which is generally known to the trade or to the public at the time of such disclosure; or

(ii) which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section; or

(iii) which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv) which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(c) If any disclosure is made pursuant to the provisions of this Section, to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party's confidential information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

10.18 Taxes. Stage will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank's income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority after the Plan Commencement Date, on all services provided by Bank under this Agreement. Bank will invoice Stage for any such taxes due. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

10.19 Business Continuity Plan. Bank shall maintain a business continuity plan in accordance with the requirements of Applicable Law.

10.20 Dispute Resolution. The parties agree that if during the Term of this Agreement any dispute should arise between them regarding the Plan or this Agreement, the parties will follow the dispute resolution procedures set forth in this subsection. In the event of a dispute, each party shall identify and forward to the other in writing its understanding of the underlying issues and/or concerns to be resolved. The Operating Committee shall address such issues or concerns, but if the Operating Committee cannot unanimously agree upon a resolution, then the Chief Financial Officer for Stage and the Chief Executive Officer for Bank shall discuss the issues in good faith in order to reach a mutually agreeable resolution. In the event a mutually agreeable resolution is not reached, each party shall be free to take such legal action as it deems appropriate to enforce this Agreement. The prevailing party in any action to enforce this Agreement shall be entitled to recover from the non-prevailing party its costs and expenses related to the action including, but not limited to, attorney's fees.

(Signature block on following page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

"STORES" STAGES STORES, INC.,

a Nevada corporation

By: /s/ Michael E. McCreery

Michael E. McCreery,

Executive Vice President and CFO

"SPECIALTY" SPECIALTY RETAILERS (TX) LP,

a Texas limited partnership

By: SRI General Partner LLC,

a Nevada limited liability company,

General Partner

By: /s/ Michael E. McCreery

Michael E. McCreery, Manager

"BANK" WORLD FINANCIAL NETWORK NATIONAL

BANK, a national banking association

By: /s/ Daniel T. Groomes

Daniel T. Groomes, President